Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

May 20, 2013

MEDIA CONTACT: Tom Fitzgerald

703-903-2476

RICHARD C. HARTNACK ELECTED TO

FREDDIE MAC BOARD OF DIRECTORS

McLean, Va. – Freddie Mac (OTCQB: FMCC) today announced that Richard C. Hartnack, former vice chairman and head of consumer and small business banking at U.S. Bancorp, was elected as a director on the company’s board. Hartnack, age 67, was responsible for management of more than 3,000 U.S. Bank branches in 25 states delivering services to more than eight million clients.

“Rick Hartnack is an outstanding addition to the Freddie Mac Board of Directors,” said Christopher S. Lynch, Freddie Mac’s non-executive chairman. “He is a seasoned industry executive with proven leadership experience and a deep understanding of our industry. Freddie Mac will benefit from Rick’s detailed knowledge of underwriting, servicing, technology and his dedication to operational excellence as our company builds a stronger, more efficient mortgage market for the future.”

Prior to joining U.S. Bancorp in 2005, Hartnack served as vice chairman, director and head of the community banking group at Union Bank of California since 1991. Previously, he was executive vice president at First Chicago Corporation (a predecessor to JPMorgan Chase & Co.) where he was responsible for community banking. Earlier, he was in charge of corporate banking at First Interstate Bank of Oregon, where he began his banking career in 1971.

Hartnack is a past director of the Federal Reserve Bank of San Francisco, MasterCard International (US Region), Union BanCalCorporation and U.S. Bank (a subsidiary of U.S. Bancorp). He also previously served as chairman of the California Bankers Association, Bank Administration Institute and the Los Angeles Urban League.

Hartnack served in the U.S. Marine Corps, during which he received 14 Air Medals for 220 combat missions flown in Southeast Asia. He earned a bachelor’s degree in economics from UCLA and a master’s degree in business administration from Stanford University.

Freddie Mac was established by Congress in 1970 to provide liquidity, stability and affordability to the nation’s residential mortgage markets. Freddie Mac supports communities across the nation by providing mortgage capital to lenders. Today Freddie Mac is making home possible for one in four home borrowers and is one of the largest sources of financing for multifamily housing. www.FreddieMac.com. Twitter: @FreddieMac

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